Exhibit B

Schedule of Transactions in Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share
March 20, 2025	Common Stock, par value $0.001 per share	520,832		$1.92 (1)
March 20, 2025	Common Stock, par value $0.001 per share	156,250		$1.92 (2)
March 20, 2025	Common Stock Purchase Warrant	260,416		$1.92 (1)
March 20, 2025	Common Stock Purchase Warrant	78,125		$1.92 (2)

(1) Manchester Explorer, L.P. acquired 260,416 units consisting of two Shares and one warrant to purchase one Share. Please reference to Item 6 for more information.

(2) Besser acquired 78,125 units consisting of two Shares and one warrant to purchase one Share. Please reference Item 6 for more information.